As filed with the Securities and Exchange Commission on May 2, 2007 Registration No. 333-_______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ANDREA ELECTRONICS CORPORATION
(exact name of registrant as specified in its charter)

New York	11-0482020
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)

65 Orville Drive
Bohemia, New York
(631) 719-1800
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

ANDREA ELECTRONICS CORPORATION
2006 EQUITY COMPENSATION PLAN
(Full Title of the Plan)

Copies to:
Douglas J. Andrea
Chairman of the Board, President and	Lawrence M.F. Spaccasi, Esq.
Chief Executive Officer	Sean P. Kehoe, Esq.
Andrea Electronics Corporation	Muldoon Murphy & Aguggia LLP
65 Orville Drive	5101 Wisconsin Avenue, N.W.
Bohemia, New York 11716	Washington, D.C. 20016
(631) 719-1800	(202) 362-0840
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Title of Securities to be registered	Amount to be registered (1)	Proposed Maximum offering price per share (3)	Proposed Maximum Aggregate offering price (3)	Amount of Registration Fee
Common Stock $0.01 par value	10,000,000 shares(2)	$0.16	$1,600,000	$49.12

(1)
Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Andrea Electronics Corporation 2006 Equity Compensation Plan (the “2006 Plan”) as the result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock of Andrea Electronics Corporation pursuant to 17 C.F.R. Section 230.416(a).

(2)	Represents the total number of shares currently reserved for issuance upon the exercise of stock options, restricted stock awards and other types of equity-based awards under the 2006 Plan.
(3)
Estimated solely for the purpose of calculating the amount of the registration fee. Pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”). Reflects the weighted average exercise price determined by: (i) the exercise price of $0.12 for 1,830,000 shares of Registrant’s Common Stock subject to the exercise of options granted on November 16, 2006; (ii) the exercise price of $0.14 for 100,000 shares of Registrant’s Common Stock subject to the exercise of options granted on November 22, 2006; and (iii) the average of the high and low prices of the Registrant’s Common Stock on the OTC Bulletin Board of $0.17 on April 30, 2007 for the remaining 8,070,000 shares of Common Stock issuable under the 2006 Plan.

This Registration Statement shall become effective immediately upon filing in accordance with Section 8(a) of the Securities Act of 1933, as amended, (the “Securities Act”) and 17 C.F.R. §230.462.

Andrea Electronics Corporation

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 & 2. The documents containing the information for the Andrea Electronics Corporation 2006 Equity Compensation Plan (the “2006 Plan”) required by Part I of the Registration Statement will be sent or given to the participants in the 2006 Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended. Such documents are not filed with the Securities and Exchange Commission (the “SEC”) either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428. Such documents and the information incorporated by reference pursuant to Item 3 of Part II of this Registration Statement constitute the prospectus for the Registration Statement.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed or to be filed with the SEC by Andrea Electronics Corporation (the “Registrant” or the “Corporation”) are incorporated by reference in this Registration Statement:

(a) The Form 10-K Annual Report (File No. 001-04324) filed by the Registrant on March 28, 2007, for the fiscal year ended December 31, 2006, including the related consolidated balance sheets, consolidated statements of operations, consolidated statements of shareholders’ equity, and consolidated statements of cash flows for each of the years in the two year period ending December 31, 2006.

(b) The Form 8-K Current Report (File No. 001-04324) filed by the Registrant on March 30, 2007. The descriptions of the Registrant’s common stock contained in the Registrant’s Form 8-A, as filed with the SEC under the Exchange Act of 1934 (“Exchange Act”) as declared effective on February 27, 1967 and as amended on February 6, 2003, and any amendment or report filed for the purposes of updating such descriptions.

(c) All documents subsequently filed by the Registrant pursuant to Sections 13(a) and (c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment to this registration statement which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration to be a part hereof from the date of filing of such document.

Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

The Common Stock to be offered pursuant to the Plan has been registered pursuant to Section 12(g) of the Exchange Act. Accordingly, a description of the Common Stock is not required herein.

Item 5. Interests of Named Experts and Counsel

None.

The validity of the common stock offered hereby has been passed upon for the Registrant by Muldoon Murphy & Aguggia LLP, Washington, D.C.

Item 6. Indemnification of Directors and Officers

The Registrant indemnifies its directors and employees in accordance with the following provisions from the Registrant’s Certificate of Incorporation, Bylaws and the statutes of New York Business Corporation Law:

Certificate of Incorporation: TENTH

The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (b) of Section 402 of the Business Corporation Law of the State of New York, as the same may be amended and supplemented.

Bylaws: Article IX - INDEMNIFICATION

Each director or officer who the Corporation is empowered to indemnify pursuant to the provisions of Section 722 of the Business Corporation Law (or any similar provision or provisions of applicable law at the time in effect) shall be indemnified by the Corporation to the full extent permitted thereby. The foregoing right of indemnification shall not be deemed to be exclusive of any other such rights to which those directors and officers seeking indemnification from the Corporation may be entitled, including, but not limited to, any rights or indemnification to which they may be entitled pursuant to any agreement, insurance policy, other by-law or charter provision, vote of shareholders or directors, or otherwise. No repeal or amendment of this Article IX shall adversely affect any rights of any person pursuant to this Article IX which existed at the time of such repeal or amendment with respect to acts or omissions occurring prior to such repeal or amendment.

New York Business Corporation Law

Section 402(b) provides that the certificate of incorporation may set forth a provision eliminating or limiting the personal liability of directors to the corporation or its shareholders for damages for any breach of duty in such capacity, provided that no such provision shall eliminate or limit: (1) the liability of any director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated section 719, or (2) the liability of any director for any act or omission prior to the adoption of a provision authorized by this paragraph.

Section 721 provides that indemnification provided for by Section 722 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, whether contained in the certificate of incorporation or the by-laws or, when authorized by such certificate of incorporation or by-laws, (i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that such person’s acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated.

Section 722 of the New York Business Corporation Law empowers a New York corporation to indemnify any person made, or threatened to be made, a party to any action or proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that such person, such person’s testator or such person’s intestate is or was a director or officer of the corporation, or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding or any appeal therein, if such person acted in good faith, for a purpose which such person reasonably believed to be in, or, in the case of services for any other corporation or other enterprise, not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. The termination of any action or proceeding by judgment, settlement, conviction, or upon plea of nolo contendere or its equivalent, does not, of itself, create a presumption that such person did not act in good faith, for a purpose which such person reasonably believed to be in, or, in the case of services for any other corporation or other enterprise not opposed to, the best interests of the corporation, or had reasonable cause to believe that such person’s conduct was unlawful.

In the case of an action by or in the right of the corporation, Section 722 empowers a corporation to indemnify any person made or threatened to be made a party to any action in any of the capacities set forth above against amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred by such person in connection with the defense or settlement of such action or an appeal therein, if such person acted in good faith, for a purpose which such person reasonably believed to be in, or, in the case of services for any other corporation or other enterprise, not opposed to, the best interests of the corporation, except that indemnification is not permitted in respect of (1) a threatened action or pending action which is settled or otherwise disposed of or (2) any claim, issue, or matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the court in which such action was brought, or if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

Section 723 provides that a New York corporation is required to indemnify a person who has been successful, on the merits or otherwise, in the defense of an action described in Section 722.

Item 7. Exemption from Registration Claimed

None.

Item 8. Exhibits

The following exhibits are filed with or incorporated by reference into this registration statement on Form S-8 (numbering corresponds generally to the Exhibit Table in Item 601 of Regulation S-K).

(a) List of Exhibits (filed herewith unless otherwise noted)

5.0	Opinion of Muldoon Murphy & Aguggia LLP as to the legality of the common stock to be issued
10.0	Andrea Electronics Corporation 2006 Equity Compensation Plan (1)
23.1	Consent of Marcum & Kliegman LLP
24.0	Power of Attorney (contained on the first signature page)
______________________________
(1)	Incorporated herein by reference to the Registrant’s Proxy Statement on Schedule 14A filed on October 17, 2006.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.

Pursuant to the requirements of the Securities Act of 1933, Andrea Electronics Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bohemia, New York on May 1, 2007.

ANDREA ELECTRONICS CORPORATION

By:	/s/ Douglas J. Andrea
Douglas J. Andrea
Chairman and Chief Executive Officer (principal executive officer)

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below (other than Mr. Andrea and Ms. Guiffre) constitutes and appoints Douglas J. Andrea and Corisa L. Guiffre, as the true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, respectively, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and things requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Douglas J. Andrea	Chairman, President,	May 1, 2007
Douglas J. Andrea	Chief Executive Officer and
Corporate Secretary
(principal executive officer)

/s/ Corisa L. Guiffre	Vice President and Chief Financial	May 1, 2007
Corisa L. Guiffre	Office (principal financial and
Accounting officer)

/s/ Gary A. Jones
Gary A. Jones	Director	May 1, 2007

/s/ Louis Libin
Louis Libin	Director	May 1, 2007

/s/ Joseph J. Migliozzi
Joseph J. Migliozzi	Director	May 1, 2007

/s/ Jonathan D. Spaet
Jonathan D. Spaet	Director	May 1, 2007

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing

5.0	Opinion of Muldoon Murphy & Aguggia LLP as to the legality of the common stock to be issued	Filed herewith

10.0	Andrea Electronics Corporation 2006 Equity Compensation Plan	Incorporated by reference

23.1	Consent of Marcum & Kliegman LLP	Filed herewith

24.0	Power of Attorney	Located on the first signature page